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                                                                   EXHIBIT 10.6






                          AGREEMENT FOR SALE OF CONDUIT

                                     BETWEEN

                        QWEST COMMUNICATIONS CORPORATION
                                    ("QWEST")

                                       AND

                          NORTH AMERICAN DATACOM, INC.
                                    ("BUYER")

                              DATE: MARCH 31, 2000



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                                TABLE OF CONTENTS

                              SCHEDULE OF EXHIBITS


EXHIBIT A      Qwest System Route
EXHIBIT B      Qwest Construction Specifications
EXHIBIT C      Right of Way Occupancy Agreement
EXHIBIT D      As-built Drawing Specifications
EXHIBIT E      Bill of Sale
EXHIBIT F      Fiber Optic Cable Specification
EXHIBIT G      Qwest's Maintenance Specifications and Procedures
EXHIBIT I      Guaranty Agreement




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                          AGREEMENT FOR SALE OF CONDUIT

         THIS AGREEMENT FOR SALE OF CONDUIT ("Agreement"), is made and entered into as of the 31st day of March, 2000 (the "Effective Date"), by and between Qwest Communications Corporation, a Delaware corporation ("Qwest") and North American DataCom, Inc., a Delaware corporation ("Buyer").

                                    RECITALS:

         A. Qwest has installed multiple conduit systems approximately five hundred and four (504) miles in length, a part of which is located on the railroad right of way of CSX Transportation, Inc. (the "Railroad") and part of which is located on public right of way (the "Qwest System Route") and

         B. Buyer desires to purchase from Qwest and Qwest desires to sell to Buyer one (1) conduit and associated improvements within the multiple conduit systems constructed by Qwest in the Qwest System Route.

         NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Construction and Sale of Conduit. As of the Effective Date of this Agreement, Qwest agrees to convey to Buyer, and Buyer agrees to purchase from Qwest, one
(1) one and one-quarter-inch (1-1/4") diameter SDR 11 high density polyethylene
(HDPE) conduit (the "Buyer Conduit"), constructed by Qwest, and handholes, manholes and other ancillary improvements to be constructed by Qwest (the "Ancillary Facilities"), as described in those certain specifications attached hereto as Exhibit B and incorporated herein by this reference (the "Specifications").

         On execution of this Agreement by both parties, Qwest shall convey good and clear title to the Buyer Conduit, free and clear of all liens and encumbrances, to Buyer. Transfer of title shall be evidenced by a bill of sale substantially in the form attached hereto as Exhibit E.

2. Services.

         2.1 The term "Services", as used in this Agreement, shall mean any physical activity or contact with the rights of way or conduit in the Qwest System Route involved in the preparation of installation of fiber cable by Buyer, or by Qwest at the request of Buyer, including, but not limited to, the placing of handholes or manholes, the pulling of fiber cable, the testing of fibers, the construction of Ancillary Facilities, and the rodding and roping of conduit.

         2.2 Qwest will install handholes or manholes at standard intervals along the Qwest System Route for Buyer's exclusive use in accordance with the construction Specifications. A


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standard interval means a minimum of one handhole or manhole approximately every
5000 feet in the general vicinity of existing Qwest handholes or manholes.

         2.3 Provided that Buyer gives Qwest notice of additional requirements prior to the completion of the construction of the standard handholes or manholes, Qwest will install additional Ancillary Facilities at such other locations as requested by Buyer, at Buyer's expense, subject to the underlying rights requirements and subject to approval by the permitting agency, and provided that such installation does not materially interfere with Qwest's existing facilities.

         In addition, provided that Buyer gives Qwest notice of additional requirements prior to the completion of the construction, Qwest shall install, splice and test a single fiber optic cable within the Buyer Conduit and Ancillary Facilities in accordance with the fiber specifications attached hereto as Exhibit F. The cable will be supplied to Qwest by Buyer at Buyer's sole cost and expense and in accordance with delivery terms to be agreed to between the parties. Buyer shall retain title to the fiber optic cable.

         The charge to Buyer for such additional Services shall be as follows:

         Pulling of fiber           $.87 per foot
         Splicing of fiber          $70.00 per fiber
         Placing of handholes       $1,500 each
         Placing of manholes        $5,000 each

         2.4 Each party shall be responsible for the proper design and maintenance of its cable and other equipment which occupies shared right of way systems or other facilities, and shall perform work in shared conduit systems and other facilities in a safe and workmanlike manner. Each party shall permanently identify, by tags or other suitable means, all of its cables and other equipment which are placed in shared conduit systems or other facilities.

3. Right-of-Way. Contemporaneously with the execution of this Agreement, Qwest shall arrange for the grant to Buyer, a right of way agreement for Buyer to access, operate and maintain the Buyer Conduit and Ancillary Facilities in the portion of the Qwest System Route acquired by Qwest from the Railroad. With respect to those portions of the Qwest System Route located within public right of way, Buyer shall be responsible for acquiring any permits or other rights required for its use of the Buyer Conduit and Ancillary Facilities. A right of way fee is payable to the Railroad by Qwest by reason of this transaction by the terms of that certain Letter Agreement dated March 1, 1995 between Qwest and the Railroad. If the fee due to the Railroad by reason of this transaction is reduced because Buyer is a party to this Agreement, Qwest will pass on the savings to Buyer.

4. Payment.

         4.1 Purchase Price. The purchase price for the Buyer Conduit shall be $15,120,000 (the "Purchase Price"). The Purchase Price shall be paid to Qwest as follows:



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             (a) $2,000,000 shall be payable no later than May 15, 2000;

             (b) $4,048,000 shall be payable on or before May 30, 2000;

             (c) 20% shall be payable on or before September 30, 2000;

             (d) 20% shall be payable on or before December 31, 2000; and

             (e) the entire balance shall be payable on or before March 31,
                 2001.

         4.2 Compensation for Services. Buyer shall pay Qwest additional consideration for placement and splicing of a single fiber optic cable to be provided by Buyer and installed by Qwest and for the Ancillary Facilities. The compensation for such services and materials shall be payable by Buyer to Qwest upon completion of the services.

         4.3 Guaranty of Payment. Pursuant to the terms and conditions of a Guarantee Agreement dated March 31, 2000 and executed between Mr. Robert R. Crawford (the "Guarantor") and Qwest (the "Guaranty"), the Guarantor has personally guaranteed Buyer's prompt and satisfactory performance of this Agreement according to all of the terms and conditions herein. Should Buyer fail to promptly and satisfactorily perform any of Buyer's obligations pursuant to this Agreement, Guarantor shall be liable to Qwest for all expenses, costs and damages that Qwest is entitled to recover from Buyer in accordance with the terms and conditions of this Agreement and the Guarantee, a copy of which is attached hereto as Exhibit I.

5. As-Built Drawings. Within ninety (90) days after completion of the additional services and construction of additional Ancillary Facilities, Qwest shall furnish to the Buyer updated as-built drawings of the Buyer Conduit and Ancillary Facilities, together with a 3.5" CAD system disk containing the drawings which complies with the requirements of the attached Exhibit D. The drawings shall indicate the horizontal location of the Buyer Conduit and Ancillary Facilities. Where the placement of the Buyer Conduit results in less than 42" of cover, the drawings shall also indicate the vertical placement. In addition, where applicable, the drawings shall conform to the Railroad's requirements for as-built drawings.

6. Taxes. Buyer shall pay all taxes, assessments or other fees associated with Buyer's purchase of the Buyer Conduit and Ancillary Facilities, and those imposed on the Buyer Conduit and the Ancillary Facilities after the Effective Date, excluding any taxes related to the income of Qwest. Qwest shall pay all taxes and assessments levied on Qwest's construction of the multiple conduit systems along the Qwest System Route.

7. Warranty.

         7.1 Except for items supplied by Buyer, Qwest warrants that the Buyer Conduit and Ancillary Facilities have been constructed in accordance with industry standards and the


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construction Specifications, and is in compliance with all construction requirements imposed by applicable laws, statutes, ordinances and regulations, and is free from material defects, deviations, errors and omissions in the construction and workmanship.

         7.2 Further, Qwest warrants that it is the true and lawful owner of the Buyer Conduit and the Ancillary Facilities, and that the Buyer Conduit and Ancillary Facilities are free and clear of all liens and encumbrances.

         7.3 EXCEPT AS SET FORTH IN THIS SECTION, QWEST MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDUIT, HAND HOLES OR OTHER ASSOCIATED MATERIALS FOR THE BUYER CONDUIT, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED. IN ADDITION, QWEST MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY TYPE CONCERNING THE INTEGRITY OR PERFORMANCE OF THE MATERIALS FURNISHED BY BUYER.

         7.4 If Buyer discovers any defect in construction within twelve (12) months following the Effective Date, Qwest shall, within fifteen (15) days of receiving written notice of such defect from Buyer, correct any such defect within thirty (30) days thereafter at Qwest's expense or notify Buyer of its dispute as to any defects recited in Buyer's notice. Should Buyer advise Qwest that the defect is or will cause immediate damage to its fiber optic cable, then Qwest shall inspect and repair said defect within forty-eight (48) hours after receiving such notice.

         7.5 With respect to items of materials furnished by Qwest, Qwest agrees to transfer and assign to Buyer any warranty it may have received from the manufacturer or supplier, to the extent that such warranty is assignable.

         7.6 Qwest's warranty shall extend for, and be limited to, a period of twelve (12) months following the Effective Date. Buyer's sole and exclusive remedy for breach of the warranty shall be repair and replacement, at Qwest's expense, of the portions of the Buyer Conduit and Ancillary Facilities found to be defective and any other portions affected by such repair or replacement. In no event shall either party be liable to the other for any direct, special or consequential damages, including but not limited to lost profits or the cost of providing alternative service.

8. Legal Requirements.

         8.1 Qwest shall be responsible for obtaining and purchasing, on behalf of the parties, all permits, easements and other governmental approvals required for Qwest's construction and installation of the multiple conduit systems, including the preparation of any drawings, studies or reports which are required. Buyer shall be responsible for obtaining any and all permits, licenses and other governmental approvals, which are required for Buyer's use and operation of the Buyer Conduit and Ancillary Facilities.


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         8.2 In implementing the terms of this Agreement, Qwest and Buyer agree to comply with all applicable local, municipal, state or federal laws, rules, regulations and orders.

9. Maintenance.

         9.1 Maintenance Services. Qwest shall provide Routine Maintenance and Unscheduled Maintenance pursuant to the terms and conditions set forth in Qwest's Maintenance Specifications and Procedures, a copy of which is attached hereto as Exhibit G, and this Section 9 ("Maintenance Services"). All capitalized terms used in this Section 9 which are not otherwise defined in this Agreement shall have their respective meanings as set forth in Qwest's Maintenance Specifications and Procedures attached hereto as Exhibit G.

         9.2 Scheduled Maintenance. Qwest shall provide Scheduled Maintenance on the Qwest System Route to Buyer throughout the term of Maintenance Services as provided in Section 9.5 herein. The fee for such Scheduled Maintenance shall be $25,000 per twelve (12) month term (the "Scheduled Maintenance Fee").

         9.3 Unscheduled Maintenance. Any Unscheduled Maintenance to be performed on the Qwest System Route throughout the term of Maintenance Services as provided in Section 9.5 herein shall be performed by Qwest. The Costs of any Unscheduled Maintenance shall be allocated among the various Interest Holders in the conduit, cable and/or fibers affected thereby as follows: (i) Costs of Unscheduled Maintenance solely to or affecting a conduit or Cable which houses fibers of a single interest holder shall be borne 100% by such interest holder;
(ii) Costs of Unscheduled Maintenance to or affecting a conduit which houses multiple innerduct conduits, not including such Costs attributable to the repair or replacement of fiber therein, shall be borne proportionately by the interest holders in each of the affected innerduct conduits based on the ratio that such affected conduit bears to the total number of affected innerduct conduits, and
(iii) Costs of Unscheduled Maintenance attributable to the repair or replacement of fiber, including the acquisition, installation, inspection, testing and splicing thereof, shall be borne proportionately by the interest holders in the affected fiber, based on the ratio that the number of affected fibers subject to the interest of each such interest holder bears to the total number of affected fibers.

         9.4 Payment of Maintenance Fees. On or before May 31, 2000, Buyer shall pay to Qwest the $25,000 Scheduled Maintenance Fee for the Initial Maintenance Term. The Costs of any Unscheduled Maintenance which are allocated to Buyer pursuant to the foregoing provisions shall be the responsibility of and paid by Buyer within thirty (30) days after its receipt from Qwest of an invoice therefor.

         9.5 Term of Maintenance Agreement; Extension. Maintenance Services, as described in this Section 9 and as more definitively described in the Maintenance Specifications and Procedures attached hereto as Exhibit G, shall begin upon the Effective Date of this Agreement and shall terminate upon the earlier of: (i) the initiation of Services by Buyer, (ii) the completion of Services by Qwest, at the request of Buyer, or (iii) twelve (12) months following the Effective Date of this Agreement (the "Initial Maintenance Term"). If the Initial Maintenance Term should




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terminate due to expiration of the twelve (12) month period immediately following the Effective Date of this Agreement, Buyer shall have the option, upon written notice to Qwest not later than sixty (60) days preceding the conclusion of the initial twelve (12) month period immediately following the Effective Date of this Agreement and payment in full of an additional Scheduled Maintenance Fee of $25,000, to extend the term of Maintenance Services for one
(1) additional period of twelve (12) months immediately following the expiration of the Initial Maintenance Term (the "Extended Maintenance Term"). The Extended Maintenance Term shall begin immediately following the conclusion of the Initial Maintenance Term and continue until the earlier of: (i) the initiation of Services by Buyer, (ii) the completion of Services by Qwest, at the request of Buyer, or (iii) twenty-four (24) months following the Effective Date of this Agreement.

10. Insurance.

         10.1 During the period of construction, Qwest shall procure and maintain in force during this Agreement the following insurance coverage from companies lawfully approved to do business in the state where the construction will be performed and with an AM Best financial rating of B+13 or better:

              (a) Worker's Compensation Insurance with statutory limits of the state where the work will be performed;

              (b) Employer's Liability Insurance with limits of not less than $2,000,000 per occurrence.

              (c) Commercial General Liability Insurance with limits of not less than $3,000,000 per occurrence combined single limit for both bodily injury and property damage and providing coverage for:

                  (1)   premises and operations

                  (2) products and completed operations; completed operations coverage shall be maintained one year after the date of final completion of the work

                  (3)   contractual liability

                  (4) independent contractor's protective coverage m the event Qwest shall use subcontractors in the performance of this Agreement

                  (5) hoist and crane liability coverage if the work will use such equipment

                  (6) explosion, collapse, underground hazards, if the work will involve blasting, underpinning, undermining, excavating, burrowing.

              (d) Automobile Liability Insurance covering the use of all owned, non-owned, hired and rented motor vehicles with limits of not less than $1,000,000 per occurrence for both bodily injury and property damage;



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         10.2 Qwest shall require its subcontractors who may work on this project to maintain insurance in the types and amounts as would be obtained by a prudent person to provide adequate protection against loss. In all circumstances, Qwest shall require subcontractor to carry a minimum of $1,000,000.00 in Commercial General Liability.

         10.3 Buyer and Qwest shall be listed as an additional insured on each other's policies except Workers Compensation. Promptly following the execution of this Agreement by both parties, and prior to the expiration dates of expiring policies, Qwest shall provide Buyer with a certificate of insurance evidencing such insurance coverage. Evidence of insurance furnished shall contain a clause stating that Buyer shall be notified in writing prior to any cancellation of; or any material change or new exclusions in the policy.

         10.4 The requirements of the Agreement as to insurance shall not in any manner limit or qualify the liabilities and obligations of Qwest under this Agreement or in any way modify Qwest's obligations to indemnify Buyer.

         10.5 Qwest's insurance shall be primary insurance and not excess over, or contributory with, any insurance purchased or maintained by Buyer or its affiliates.

11. Indemnification.

         11.1 Qwest agrees to protect, indemnify and hold harmless Buyer, its directors, officers, employees, agents and servants (collectively the "Indemnitees") from and against, and shall dispose of and defend Indemnitees against any claim or proceeding and pay any judgments and damages suffered or incurred by Indemnitee with respect to:

              (a) any and all claims, demands, losses, liabilities, damages, interest, penalties and expenses on account of injury to or death of any person (including the employees and agents of Buyer, Qwest, contractors, subcontractors and suppliers of Qwest and third parties) or damage to or loss of any property (including property of Buyer or its agents, Qwest, the Railroad, contractors, subcontractors and suppliers of Qwest, and third parties) caused by the negligence, gross negligence or intentional misconduct of Qwest, its contractors, subcontractors or suppliers, and its or their employees or agents, in the installation of the Buyer Conduit and Ancillary Facilities; provided such claim, demand, loss, liability, interest, penalty or expense or damage does not arise from the negligence or wilful misconduct of the Indemnitee; and

              (b) any and all claims, demands, losses, liabilities, damages, interest, penalties, or expenses from any governmental authority or others for any actual or asserted failure of Qwest, its contractors, subcontractors, or its or their agents, to comply, or to comply in a timely manner, with any law, statute, ordinance, regulation, rule, procedure, or order of any governmental or quasi-governmental body in the installation of the Buyer Conduit and Ancillary Facilities (including actual or asserted failure of Qwest to pay taxes as required); provided, that this indemnity shall not apply to any obligation of Buyer set forth in this Agreement;




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              (c) any and all claims, demands, losses, liabilities, damages, interest, penalties, and expenses which an Indemnitee may suffer or incur as a result of the assertion by the federal or any state or local government or by any other party, of any claims or actions on account of actual or alleged contamination, pollution or public or private nuisance, including any claim or action under any present or future federal, state or local law, statute, ordinance, rule or regulation delaying with hazardous, toxic, poisonous or regulated materials, the handling or disposition thereof, and the clean-up or containment of any emission or release thereof into the environment specifically including without limitation, the Resource Conservation and Recovery Act, the Clean Water and Clean Air Acts, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Comprehensive and Environmental Response Compensation and Liability Act, the Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act as currently constituted, or as the same may hereafter be amended, supplemented or superseded, which are caused by the negligence, gross negligence or intentional misconduct of Qwest, its contractors or subcontractors, or its or their employees or agents, in performing the services to be provided by Qwest under this Agreement.

              (d) any and all claims, demands, interests and penalties or expenses asserted by Qwest's contractors or subcontractors, materialmen, or employees of Qwest for work or services performed hereunder. In no event shall Qwest permit a foreclosure to occur on Buyer's property, which is caused by Qwest's breach of this Agreement. If it appears that a foreclosure proceeding is to occur on Buyer's property, Buyer may pay any claim, including interest and penalties, and if the claim has resulted from a breach of this Agreement by Qwest, Qwest shall promptly reimburse Buyer.

         11.2 Notwithstanding the foregoing provisions, the indemnification does not apply to the extent arising from the negligence, gross negligence or intentional misconduct of an Indemnitee.

         11.3 Buyer shall notify Qwest of any claims, demands or losses which it asserts are within Qwest's indemnification obligation hereunder within fifteen
(15) days of the later of the occurrence or Buyer's discovery of such occurrence, and shall provide Qwest any assistance and information reasonably available to Buyer for the defense of any such claim. Qwest shall not settle or compromise any such claims without the prior approval of Buyer, which approval will not be unreasonably withheld or delayed.

         11.4 Buyer agrees to indemnify, defend, and hold Qwest, its contractors, subcontractors, employees and agents harmless from and against any and all claims, demands, losses, liabilities, damages, interest, penalties, and expenses which arise due to failure of Buyer as a result of Buyer's, its agents, employees or contractors' negligence, gross negligence or intentional misconduct associated with this Agreement.

         11.5 Neither Buyer nor Qwest, nor any of their contractors, subcontractors, agents, or employees shall be liable for any loss of revenue, lost profit or other indirect, special or consequential damages suffered as a result of either party's breach of its obligations hereunder, or as a result of any of their acts or omissions to act hereunder.




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12. Force Majeure.

         Neither party shall be in default under this Agreement if and to the extent that any failure or delay in such party's performance of one or more of its obligations hereunder is caused by any of the following conditions, and such party's performance of such obligation or obligations, and, if affected, the Scheduled Completion Date shall be excused and extended for and during the period of any such delay: act of God; fire; flood; material failures, shortages or unavailability or other delay in delivery not resulting from the responsible party's failure to timely place orders therefor; lack of or delay in transportation; government codes, ordinances, laws, rules, regulations or restrictions (collectively, "Regulations"), permitting and construction delays beyond the reasonable control of and arising without the fault or negligence of the party claiming the delay (provided that Qwest has made timely and reasonable commercial efforts to obtain said permits); war or civil disorder; strikes or other labor disputes; failure of a third party to grant or recognize an Underlying Right (provided that Qwest has made timely and reasonable commercial efforts to obtain the same); inability of Qwest to obtain track time or access to the Qwest System; or any other cause beyond the reasonable control of such party. The party claiming relief under this Article shall notify the other in writing of the existence of the event relied on and the cessation or termination of said event, and the party claiming relief shall exercise reasonable commercial efforts to minimize the time of any such delay.

13. Confidential Information and Ownership of Documents.

         13.1 This Agreement and all materials, maps, and other documents which are marked confidential and disclosed by one party to the other in fulfilling the provisions and intent of this Agreement, are and shall be confidential. Neither party shall divulge or otherwise disclose the provisions of this Agreement to any third party without the prior written consent of the other party except for those required for the implementation of this Agreement, and to auditors, attorneys, financial advisors, lenders and prospective lenders, customers and prospective customers, provided that in each case the recipient agrees in writing to be bound by the confidentiality provisions set forth in this section, or unless required by a court order or as otherwise required by law or in any legal or arbitration proceeding relating to this Agreement. If either party is required by law or by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to disclose the provisions of this Agreement or the design information referred to in this Section, it will provide the other party with prompt prior written notice of such request or requirement so that such party may seek an appropriate protective order or waive compliance with this Section. The party whose consent to disclose information is requested shall respond to such request in writing, within five (5) working days of the request by either authorizing the disclosure or advising of its election to seek a protective order, or if such party fails to respond within the prescribed period, the disclosure shall be deemed approved.

         13.2 The foregoing notwithstanding, Grantee may disclose this Agreement to customers and prospective customers and their representatives provided that in each case the customer or prospective customer agrees in writing to be bound by the confidentiality provisions set forth in this section.




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14. General.

         14.1 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be given by United States first class mail, postage prepaid, registered or certified, return receipt requested, or by hand delivery (including by means of a professional messenger service) addressed as follows:

              To Buyer as follows: North American DataCom, Inc.
                                   Tri-State Commerce Park
                                   Building 1000
                                   751 County Road 989
                                   Iuka, MS 38852
                                   Attention:  Lawrence R. Lonergan, Esq.
                                               General Counsel

              To Qwest as follows: Qwest Communications Corporation
                                   555 Seventeenth Street, 15th Floor
                                   Denver, Colorado 80202
                                   Attention:  General Counsel

              Any such notice or other communication shall be deemed to be effective when actually received or refused. Either party may by similar notice given change the address to which future notices or other communications shall be sent.

         14.2 Damages. Notwithstanding any provision of this Agreement to the contrary, neither party shall be liable to the other party for any special, incidental, indirect, punitive or consequential costs, liabilities or damages, whether foreseeable or not, arising out of, or in connection with, such party's performance of its obligations under this Agreement.

         14.3 Modification. This Agreement may not be rescinded, amended or otherwise modified except by a writing executed by an authorized representative of both Qwest and Buyer.

         14.4 Assignment. Neither party shall assign or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the express written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may assign or otherwise transfer without the express written consent of the other party in connection with: (i) any disposition of all or substantially all of the assets of either party; (ii) any merger, consolidation or reorganization of either party; (iii) any assignment, in whole or in part, to any subsidiary, parent company or other affiliate of either party; (iv) any collateral assignment, security interest or pledge of this Agreement to a lender; or (v) any lease, sublease, subeasement, sublicense, indefeasible right of use, or sale or transfer of, conduit, fiber or similar facilities by either party within its telecommunications system to any third party users of such facilities. Neither party shall be released of its obligations under this Agreement by any assignment permitted under this Section 14.4.



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         14.5 Complete Agreement. This Agreement and any other written agreement expressly referenced herein represent the entire understanding between Buyer and Qwest with respect to the installation and sale of the Buyer Conduit and Ancillary Facilities covered hereunder and incorporate all prior and contemporaneous understandings, whether written or oral, between the parties. This Agreement supersedes all other prior oral or written agreements concerning the installation and sale of the Buyer Conduit and Ancillary Facilities covered hereunder. This Agreement may not be rescinded, amended, or otherwise modified except by a writing executed by the authorized representatives of both parties.

         14.6 No Personal Liability. Each action or claim against any party arising under or relating to this Agreement shall be made only against such party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such party. No party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer, director or agent of the other party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Section and shall be entitled to enforce the obligations or provisions of this Section.

         14.7 Dispute Resolution.

         (a) Application. Any claim, controversy or dispute, whether sounding in contract, statute, tort, fraud, misrepresentation or other legal theory, related directly or indirectly to this Agreement, whenever brought and whether between the parties to this Agreement or between one of the parties to this Agreement and the employees, agents or affiliated businesses of the other party, shall be resolved by arbitration as prescribed in this section. The Federal Arbitration Act, 9 U.S.C. ss.ss. 1-15, not state law, shall govern the arbitrability of all claims.

         (b) Arbitrator. A single arbitrator engaged in the practice of law who is knowledgeable about the subject matter of this Agreement shall conduct the arbitration under the then current rules of the American Arbitration Association (the "AAA"). The arbitrator shall be selected in accordance with AAA procedures from a list of qualified people maintained by the AAA. The arbitration shall be conducted in the regional AAA office in Denver, Colorado, and all expedited procedures presented by the AAA rules shall apply.

         (c) Discovery. There shall be no discovery other than the exchange of information that is provided to the arbitrator by the parties. Each party shall bear its own costs and attorneys' fees, and the parties shall share equally the fees and expenses of the arbitrator. The arbitrator's decision and award shall be final and binding, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         (d) Enforcement. If any party files a judicial or administrative action asserting claims subject to arbitration as presented herein, and another party successfully stays such action or compels arbitration of said claims, the party filing said action shall pay the other party's costs and expenses incurred in seeking such stay or compelling arbitration, including reasonable attorneys' fees.

         14.8 Public Relations. This Agreement shall not be construed as granting Buyer or Qwest any right to use any of either party's or its affiliates' trademarks, service marks or trade names, or otherwise refer to either party in any marketing, promotional or advertising materials or activities. Without limiting the generality of the foregoing, neither party shall disclose (i) the terms and conditions of this Agreement, or (ii) the existence of the Agreement or any contractual relationship between the parties, and shall not issue any publication or press release relating directly or indirectly to (i) or (ii) above, without the prior written consent of both parties.

         14.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.


QWEST COMMUNICATIONS                        NORTH AMERICAN DATACOM, INC.
CORPORATION

By:                                         By:
    ----------------------------               -------------------------------

Name:                                       Name:
     ---------------------------                 -----------------------------

Title:                                      Title:
      --------------------------                  ----------------------------

Date:                                       Date:
     ---------------------------                  ----------------------------

                                    EXHIBIT B

                      Standard Construction Specifications

1.0      General.

         The intent of this document is to outline the specifications for construction of a fiber optic cable system. In all cases, the standards contained in this document or the standards of the federal, state, local or private agency having jurisdiction, whichever is stricter, shall be followed.

2.0      Material.

         Steel or PVC conduit shall be minimum schedule 40 wall thickness.

         Any exposed steel conduit, brackets or hardware (i.e., bridge attachments) shall be hot-dipped galvanized after fabrication.

         Handholes shall have a minimum load rating of H-20 with sufficient soil cover.

         Manholes shall have a minimum H-20 loading rating.

         Buried cable warning tape shall be 3 inches wide and display "Warning:
         Buried Fiber Optic Cable," Qwest, and local and emergency One Call "800" numbers repeated every 24 inches.

         Fiber optic cable shall be single armored, unless prohibited by the ROW Owner, or by codes, laws or regulations.

         EMS markers will be fabricated in the lids of handholes.

3.0      Minimum Depths.

         (a) Minimum cover required in the placement of conduit shall be 42 inches, except where field conditions dictate otherwise.

         (b) At locations where conduit crosses other subsurface utilities or other structures, the conduit shall be installed to provide adequate vertical clearance and the applicable minimum depth can be maintained; otherwise the conduit will be installed under the existing utility or other structure. If, however, adequate clearance cannot be obtained and the conduit must be placed above, the cable shall be encased in steel pipe and HDPE conduit.

         (c)   In rock, the conduit depth shall be:
               36"-42" in HDPE,
               24"-36" in IIDPE encased in steel,
               18"-24" in HDPE or PVC or steel and concrete encased.

         PVC or HDPE conduit will be backfilled with 6 inches of select materials (padding) in rock areas. MDI Polyurethane channel (Fiber-Rockgard by Chempro, Inc. or equivalent) may be used as protective cover in lieu of select material padding.

         (d) In the case of the use/conversion of existing steel pipelines or existing conduit systems, the existing depth shall be considered adequate.

4.0      Buried Cable Warning Tape.

         All conduits will be installed with buried cable warning tape except where existing steel pipelines or existing conduit systems are used. The warning tape shall generally be placed directly above the conduit.

5.0      Conduit Construction.

         Conduits may be placed by means of trenching, plowing, jack and bore, push-pull method, or directional bore. Conduits will generally be placed on a level grade parallel to the surface, with only gradual changes in grade elevation.

         Steel conduit will be joined with threaded collars or welding.

         Conduit crossings of roads maintained by government bodies and railroad crossings will be encased in steel conduit, except where the cable is placed with 10 feet or more of cover. In the latter case, HDPE is adequate.

         Conduit placed by the push-pull method (that is, using a push rod, followed by pulling conduit) may use HDPE, PVC, or steel conduit.

         All directional bores will use HDPE or steel conduit.

         All conduits placed on bridges shall have expansion joints placed at each structural (bridge) expansion joint or at least every 300 feet, whichever is the shorter distance. For bridges under 100 feet, with no bridge expansion joint, no conduit expansion joint is required. For bridges greater than 100 feet, at least one conduit expansion joint will be placed, even if there is no bridge expansion joint.

6.0      Innerduct Installation.

         Innerduct(s) shall be installed in all steel conduits. No cable will be placed directly in any split/solid steel conduit without innerduct.

         Innerduct(s) shall extend beyond the end of all conduits a minimum of 18 inches.

7.0      Cable Installation.

         The fiber optic cable shall be installed using a powered pulling winch and hydraulic-powered assist pulling wheels. The maximum pulling force to be applied to the fiber optic cable shall be not exceed manufactures recommendations.

         All splices will be contained in a handhole or manhole.

8.0      Cable Markers (Warning Signs).

         Cable markers shall be installed at sufficient frequency to mark the location of the cable. Markers shall be positioned so that they can be seen from the location of the cable and generally set facing perpendicular to the cable running line.

9.0      Compliance.

         All work will be done in strict accordance with federal, state, local and applicable private rules and laws regarding safety and environmental issues, including those set forth by OSHA and the EPA. In addition, all work and the resulting fiber system will comply with the current requirements of all governing entities (FCC, NEC, DEC, and other national, state, and local codes).

10.0     As Built Drawings.

         As-built drawings will contain a minimum of the following:

              1) Information showing the location of running line, relative to permanent landmarks, including but not limited to, railroad mileposts, boundary crossings and utility crossings.

              2) Splice locations

              3) Manhole and handhole locations

              4) Conduit information (type, length, expansion joints, etc.)

              5) Cable information (manufacturer, type of fiber, type of cable, fiber assignments, and final cable lengths)

              6) Notation of all deviations from specifications (depth, etc.)

              7) ROW detail (type, centerline distances, boundaries, waterways, and road crossings, known utilities and obstacles)

              8) Cable marker locations and stationing

              9) Regeneration locations. Construction of facilities will be documented on the sitework/facility As-builts and maintained of the file at the facility.

         Drawings will be updated with actual field data during and after construction.

         As-builts will be provided within 90 days after acceptance, in both hard copy and electronic format (Auto-CAD Release 13.0 or later). Updates to the as-builts will be provided within 90 days of completion of change, like a relocation project.

11.0     Deviations From Specifications.

         Qwest may deviate from these specifications, when field conditions dictate.

                                    EXHIBIT C

                        RIGHT OF WAY OCCUPANCY AGREEMENT

                        RIGHT OF WAY OCCUPANCY AGREEMENT

                                     BETWEEN

                            CSX TRANSPORTATION, INC.

                                   ("GRANTOR")

                                       AND

                                   ("GRANTEE")

                        RIGHT-OF-WAY OCCUPANCY AGREEMENT

         THIS RIGHT-OF-WAY OCCUPANCY AGREEMENT, made as of the __ day of _______________ 19__ by and between CSX Transportation, Inc., a Virginia corporation (hereinafter called "Railroad" or "Grantor"), whose mailing address is 500 Water Street, Jacksonville, Florida 32202, and ___________________ (hereinafter called "Grantee"), whose mailing address is ____________________,
WITNESSETH:

         WHEREAS, Railroad owns, controls or operates certain lands, property or, rights-of-way, with tracks, as part of a rail corridor for interstate transportation and an operated line of railroad (hereinafter "Railroad Corridor"); and,

         WHEREAS, as of March 1, 1995, the Railroad and Qwest Communications Corporation (formerly known as Southern Pacific Telecommunications Company, "Qwest") entered into a Fiber Optic Placement Agreement under which the parties agreed to Qwest's non-exclusive right to occupy a longitudinal portion or segment of the Rail Corridor of Railroad, which is shown on the map attached hereto and made a part hereof (such segment hereinafter designated "the Right-of-Way) for the installation of a conduit (or Conduit System(s), containing fiber optic cable, as part of a long distance communications system (hereinafter "the Cable System"), in, on, under, along and over, as the case may be, said Right-of-Way; and

         WHEREAS, under the Fiber Optic Placement Agreement Railroad agreed to execute Occupancy Agreements for conduits sold by Qwest to purchasers of conduit from Qwest;

         WHEREAS, Qwest and Grantee have entered into an Agreement for Construction and Sale of Conduit under which Qwest has agreed to construct and convey a Conduit in the Right of Way to Grantee; and

         WHEREAS, Railroad and Grantee wish to formalize the effect of these agreements and to record such use and occupancy rights in said Right-of-Way by Grantee;

         NOW, THEREFORE, for and in consideration of the premises hereinabove, the payment of One Dollar ($1.00) and other valuable consideration, the receipt of which is hereby acknowledged, Grantor, insofar as it has the right to do so, and subject to and in accordance with the terms and conditions of the aforesaid Fiber Optic Placement Agreement dated as of March 1, 1995 (as amended from time to time), the terms of which are incorporated herein by reference, hereby grants to Grantee, the nonexclusive right to enter onto the segment of Right-of-Way indicated on the attached Exhibit "A", and to construct, place and occupy a communications system consisting of a single one and one quarter inch (1-1/4") conduit (collectively "Conduit System"), containing or to contain a fiber optic cable and successor technologies (collectively "the Cable"), and the Permanent Right to maintain, repair, reconstruct, replace, relocate, use and operate said Conduit System (s) and Cable, all of which, including attendant equipment and technological changes therein, shall be hereinafter referred to as "Facilities", upon, over, in, on, along across or under, as the case may be, the Right-of-Way and tracks of Railroad between ______________________________ all as indicated generally on the Map attached hereto as Exhibit "A" and specifically incorporated herein by reference.

         TO HAVE AND TO HOLD this Right of Occupancy for a term of twenty-five
(25) years, extending and running to and through _____________ with rights of Grantee to extend thereafter for two (2) successive terms of twenty-five (25) years each, as provided hereinafter; for so long as Grantee or its assigns continues to utilize and maintain the Facilities in or on said Right-of-Way pursuant to the terms of said Fiber Optic Placement Agreement; PROVIDED, however, that in accepting this Right of Occupancy, Grantee expressly recognizes and agrees that (a) its right to utilize and occupy the Right-of-Way is non-exclusive, (b) Grantor retains certain rights to license or otherwise authorize other and additional occupancies of the Right-of-Way consistent with Grantee's rights under this Agreement and the Fiber Optic Placement Agreement,
(c) the location of Grantee's Facilities within the Premises shall be subject to the approval of Grantor in accordance with the Fiber Optic Placement Agreement, and (d) Grantee shall not change the location of its Facilities, as shown on approved As-built Drawings, without first notice to and approval of Grantor.

         This Agreement is FURTHER SUBJECT TO all lawful outstanding existing liens, mortgages and superior rights, in and to the Right-of-Way or Rail Corridor, and to all leases, licenses, easement, occupations or other interests previously granted to others therein.

         Nothing herein shall be deemed to act as any warranty, guarantee, or representation of the quality of Railroad title of the particular Right-of-Way occupied, used or enjoyed by Grantee or any rights granted in this Agreement and/or the Fiber Optic Placement Agreement.

         For purposes of this Agreement only, the term "Right of Occupancy" herein shall mean. (a) with regard to any segment of the Right-of-Way which is owned by Grantor in fee simple absolute, an Easement; (b) with regard to any portion of the Right-of-Way which is owned, occupied, used or controlled by Grantor in less than fee simple absolute (fee simple determinable, fee simple conditional or rail easement) merely a right to occupy and use, commensurate with the term and extent of Grantor's interest, ownership, occupancy, use or control; and (c) with regard to any portion of said Right-of-Way occupied, used or controlled by Grantor under any other facts or rights, merely a right to occupy and use so long as Grantor, its successors or assigns, continues occupation, use or control of said Right-of-Way.

         Railroad and Grantee each hereby confirm their intention and agreement that the Facilities shall at all times be and remain personal property of Grantee regardless of the manner or mode of installation thereof.

         This Agreement may be renewed for two (2) additional terms of twenty-five (25) years each, provided that Grantee gives Grantor written notice of extension at least one (1) year prior to the expiration of this Agreement or the first renewal term. The consideration for extension(s) hereof shall be the fair market value of such Right of Occupancy, as determined by the parties as of the date of exercise of such extension, as follows:

(a) Grantee and Grantor shall attempt, in good faith within forty-five (45) days after Grantor's receipt of Grantee's renewal notice, to reach an agreement on the fair market value of the renewal rights with respect to the Right-of-Occupancy. If Grantor and Grantee do not reach agreement on the fair market value within the forty-five (45) day period, then at the end of that forty-five (45) day period, Grantee may deposit cash in escrow with a title insurance company (to be named) in an amount equally between the proposed positions of Grantee and Grantor as to the fair market value of such longitudinal renewal rights.

(b) After the forty-five (45) day period, Grantee and Grantor shall each appoint an employee (who shall have at least five (5) years of full-time experience in the valuation of utility easements) or employ/appoint an appraiser, who shall be a member of the American Institute of Real Estate Appraisers of that state (MAI) and who shall have at least five (5) years of full-time commercial appraisal experience, to determine the fair market value of the renewal rights with respect to such Right-of-Occupancy, and, within fifteen (15) days after the expiration of such forty-five (45) day period, shall notify the other party of the person so appointed. The two appointees (whether employees or appraisers) shall meet promptly and attempt to agree on such fair market value.

(c) In the event one party fails to give the other party notice within such fifteen (15) day period, identifying a person so appointed, the person designated by the non-failing party shall independently determine the fair market value of the Right-of-Occupancy rights hereunder with respect to such renewal period.

(d) If the two appointees are unable to agree within twenty (20) days after the last of them has been appointed, they shall attempt to agree upon and designate an outside appraiser (the "Appraiser"), not an employee of either party, meeting the MAI and five (5) year experience qualifications above, within ten (10) days after the expiration of the twenty (20) days during which the two appointees were given to agree. If the appointees are unable to agree on the Appraiser, either of the parties, after giving five
      (5) days' notice to the other, may apply to (i) the presiding judge of the Federal District Court of State or County(ies) where the Right-of-Way Segment lies, or (ii) the American Arbitration Association, or (iii) either of them, for the selection of the Appraiser meeting the MAI and five (5) year qualifications stated above.

(e) The three appraisers (the Appraiser and the two appointees) shall each make a determination of the fair market value of the rights with respect to such Right-of-Occupancy. The determination that is farthest from the middle determination shall be disregarded and the remaining two (2) determinations shall be averaged in order to establish such value; PROVIDED, however, if the low determination and/or the high determination are equidistant from the middle determination, all three determinations shall be averaged.

(f) All determinations shall be rendered in writing and signed by the person making the report within thirty (30) days from appointment.

(g) Such determination of the fair market value of the renewal rights with respect to such longitudinal Right-of-Occupancy shall be conclusive and shall be binding upon Grantee and Grantor without any right of appeal.

(h) Each party shall pay all fees and expenses charged or incurred by the person appointed by such party; however, fees and expenses which cannot be reasonably attributed to any one person, and the fees and expenses of the Appraiser, shall be borne equally by Grantee and Grantor.

(i) If the escrow fund is to be used for payment, the fund shall then be adjusted to the fair market value reached by the above process and the sum paid to Grantor. Any excess funds from the escrow deposit and any interest earned on the escrow deposit shall be paid to Grantee.

      This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors or assigns.

      All transfer, documentary or similar taxes on recordation, and all recordation costs and responsibilities, shall be exclusive responsibility of Grantee.

      IN WITNESS WHEREOF, the parties hereto have caused their corporate names and seals, and the hands of the officer(s) of each, duly authorized to execute this Agreement, to be placed hereon as of the day and date first written above.



                                          CSX TRANSPORTATION, INC.

WITNESS(ES):

                                          By:
-------------------------------              -----------------------------------

                                          Print Name:
-------------------------------                      ---------------------------

                                          Print Title:
                                                      --------------------------

Attest:

                                          By:
-------------------------------              -----------------------------------

                                          Print Name:
-------------------------------                      ---------------------------

                                          Print Title:
                                                      --------------------------

                                 ACKNOWLEDGMENTS

STATE OF FLORIDA      )
                      )    SS:
COUNTY OF DUVAL       )

         Before me, a Notary Public, in and for said County, personally appeared ___________________, ( ) known personally to me or ( ) satisfactorily proven to me by evidence (___________) to be the person who, as __________________of CSX Transportation, Inc., the corporation which executed the foregoing instrument as "Railroad" or Grantor, signed the same, and acknowledged to me that he did so sign said instrument in the name and upon behalf of said corporation as such office, that the same is his free act and deed as such officer, and the free and corporate act and deed of said corporation, and within the authority delegated to such officer by the Board of Directors of said corporation.

         In testimony whereof, I have hereunto subscribed by name, and affixed my official seal at _______________ this ____ day of___________________, 19___.




                                             -----------------------------------
                                             Notary Public

                                             My Commission Expires: ____________

STATE OF _____________)
                      )    ss:
COUNTY OF_____________)

         Before me, a Notary Public, in and for said County, personally appeared _______________________, (__) known personally to me or (__) satisfactorily proven to me to be the person who, as _____________of _______________, the corporation which executed the foregoing instrument as "Grantee", signed the same, and acknowledged to me that he did so sign said instrument in the name and upon behalf of said corporation as such office, that the same is his free act and deed as such officer, and the free and corporate act and deed of said corporation, and within the authority delegated to such officer by the Board of Directors of said corporation.

In testimony whereof, I have hereunto subscribed by name, and affixed my official seal at ________________, this ___ day of _________________ 19___.



                                             -----------------------------------
                                             Notary Public

                                             My Commission Expires:_____________

                                    EXHIBIT E

                                  BILL OF SALE

         KNOW ALL MEN BY THESE PRESENTS that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Qwest Communications Corporation, a Delaware corporation ("Qwest") does hereby grant, bargain, sell, assign, transfer, convey and set over unto North American DataCom Inc., (formerly Pierce International, Inc.), a Delaware corporation ("NADC") all right, title and interest in a one and one-quarter inch (1-1/4") SDR 11 HDPE, including appurtenances, installed between New Orleans, Louisiana and Mobile, Mississippi, and between Pensacola, Florida and Jacksonville, Florida (the "NADC Conduit") as follows:

         MP 802 New Orleans & MP 666 Mobile
         MP 641.70 Pensacola & approx. MP 635.20 Jacksonville

         Qwest hereby warrants to NADC that immediately prior to the delivery of this Bill of Sale, Qwest was the owner of the full legal and beneficial title to the NADC Conduit and that Qwest had the good and lawful right to sell the same and that good and marketable title to the NADC Conduit is hereby vested in NADC free and clear of all liens, claims, encumbrances and right of others. Qwest agrees to warrant and defend such title forever, at its expense, against the claims of third parties (excepting therefrom persons or entities claiming rights based on real property rights), including the manufacturers, vendors, contractors and subcontractors from which Qwest acquired the NADC Conduit or components thereof. The foregoing notwithstanding, Qwest makes no warranty, and makes no covenant to defend title against those manufacturers and vendors of materials supplied by NADC and installed in the NADC Conduit.

         IN WITNESS WHEREOF, Qwest has caused this Bill of Sale to be executed and delivered in its name this 31st day of March, 2000 in Denver, Colorado.



                                           QWEST COMMUNICATIONS CORPORATION

                                           By:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------
                                           Date:
                                                --------------------------------

                                    EXHIBIT G

                QWEST's MAINTENANCE SPECIFICATIONS AND PROCEDURES

Any party responsible for providing maintenance of the Qwest System hereunder shall be referred to herein as the "Service Provider". The party receiving maintenance services from the Service Provider hereunder shall be referred to herein as the "Service Recipient". All other capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Agreement of which this Exhibit forms a part.

1.    MAINTENANCE--CONDUIT ONLY

      (a) Scheduled Maintenance. Routine maintenance and repair of the Qwest System described in this Section shall be performed by or under the direction of Service Provider, at Service Provider's reasonable discretion or at Service Recipient's request. Scheduled Maintenance shall commence upon the Acceptance Date of the Agreement. Scheduled Maintenance shall include the following activities:

            (i) Patrol of Qwest System route on a regularly scheduled basis, which will be weekly unless hyrail access is necessary, in which case, it will be quarterly;

            (ii) Maintenance of a "Call-Before-You-Dig" program and all required and related cable locates;

            (iii) Maintenance of sign posts along the Qwest System right-of-way with the number of the local "Call-Before-You-Dig" organization; and

            (iv) Assignment of fiber maintenance employees to locations along the Qwest System at intervals dependent upon terrain, accessibility, locate ticket volume, etc. Service Provider shall decide the staffing of maintenance employees for the Qwest System.

            (v) Service Provider shall have qualified representatives on site any time Service Provider has reasonable advance knowledge that another person or entity is engaging in construction activities or otherwise excavating within five (5) feet of the Qwest System.

      (b) Unscheduled Maintenance. Non-routine maintenance and repair of the Qwest System, which is not included as Scheduled Maintenance, shall be performed by or under the direction of Service Provider. Unscheduled Maintenance shall commence upon the Acceptance Date of the Agreement. Unscheduled Maintenance shall consist of:

            (i) "Emergency Unscheduled Maintenance" in response to an alarm identification by Service Provider's Operations Center, notification by Service Recipient or notification by any third party of any failure, interruption or impairment in the operation of the Qwest System, or any event imminently likely to cause the failure, interruption or impairment in the operation of the Qwest System.

            (ii) "Non-Emergency Unscheduled Maintenance" in response to any potential service-affecting situation to prevent any failure, interruption or impairment in the operation of the Qwest System.

            Service Recipient shall immediately report the need for Unscheduled Maintenance to Service Provider in accordance with procedures promulgated by Service Provider from time to time. Service Provider will log the time of Service Recipient's report, verify the problem and dispatch personnel immediately to take corrective action.

2.    OPERATIONS CENTER

      Service Provider shall operate and maintain an Operations Center ("OC") twenty-four (24) hours a day, seven (7) days a week. Service Provider's maintenance employees shall be available for dispatch twenty-four (24) hours a day, seven (7) days a week. Service Provider shall have its first maintenance employee at the site requiring Emergency Unscheduled Maintenance activity within two (2) hours after the time Service Provider becomes aware of an event requiring Emergency Unscheduled Maintenance, unless delayed by circumstances beyond the reasonable control of Service Provider. Service Provider shall maintain a toll-free telephone number to contact personnel at the OC. Service Provider's OC personnel shall dispatch maintenance and repair personnel to handle and repair problems detected in the Qwest System.

3.    COOPERATION AND COORDINATION

      (a) Service Recipient shall utilize an Escalation List, as updated from time to time, to report and seek immediate action on exceptions noted in the performance of Service Provider in meeting maintenance service objectives.

      (b) Service Recipient will, as necessary, arrange for unescorted access for Service Provider to all sites of the Qwest System, subject to applicable contractual, underlying real property and other third-party limitations and restrictions.

      (c) In performing its services hereunder, Service Provider shall take workmanlike care to prevent impairment to the signal continuity and performance of the Qwest System. The precautions to be taken by Service Provider shall include notifications to Service Recipient. In addition, Service Provider shall reasonably cooperate with

            Service Recipient in sharing information and analyzing the disturbances regarding the cable and/or fibers. In the event that any Scheduled or Unscheduled Maintenance hereunder requires a traffic roll or reconfiguration involving cable, fiber, electronic equipment, or regeneration or other facilities of the Service Recipient, then Service Recipient shall, at Service Provider's reasonable request, make such personnel of Service Recipient available as may be necessary in order to accomplish such maintenance, which personnel shall coordinate and cooperate with Service Provider in performing such maintenance as required of Service Provider hereunder.

      (d) Service Provider shall notify Service Recipient at least three (3) business days prior to the date in connection with any Maintenance Window (MW) of any Scheduled Maintenance and as soon as possible after becoming aware of the need for Unscheduled Maintenance. Service Recipient shall have the right to be present during the performance of any Scheduled Maintenance or Unscheduled Maintenance so long as this requirement does not interfere with Service Provider's ability to perform its obligations under this Agreement. In the event that Scheduled Maintenance is canceled or delayed for whatever reason as previously notified, Service Provider shall notify Service Recipient at Service Provider's earliest opportunity, and will comply with the provisions of this Section.

4.    FACILITIES

      (a) Service Provider shall maintain the Qwest System in a manner, which will permit Service Recipient's use of the Qwest System in accordance with the terms and conditions of the Agreement. All common systems within facilities along the Qwest System shall be maintained in accordance with manufacturer's specifications, to include battery plants, generators, and HVAC units.

      (b) Except to the extent otherwise expressly provided in the Agreement, Service Recipient will be solely responsible for providing and paying for any and all maintenance of all electronic, optronic and other equipment, materials and facilities used by Service Recipient in connection with the operation of their dark fibers, none of which is included in the maintenance services to be provided hereunder.

5.    MAINTENANCE FEES AND COSTS---CONDUIT ONLY

      A) Scheduled Maintenance Fees. The fees payable for any and all Scheduled Maintenance hereunder shall be determined in accordance with the following provisions. Service Provider shall provide Scheduled Maintenance on the Qwest System for a period not to exceed twelve (12) months following the Effective Date of the Agreement as provided in Section 9 of the Agreement (the "Maintenance Term"). The fee for such Scheduled Maintenance shall be $25,000 (the "Scheduled Maintenance Fee"). If Service Recipient elects to extend the term of

            Scheduled Maintenance for an additional period of twelve (12) months pursuant to the terms and conditions set forth in Section 9 of the Agreement (the "Extended Maintenance Term"), Service Recipient shall pay Service Provider an additional fee of $25,000.

      B) Unscheduled Maintenance Fees. For any other Unscheduled Maintenance performed by Service Provider during the Maintenance Term or Extended Maintenance Term, as the case may be, the Costs thereof shall be allocated among the various interest holders in the conduit, Cable and/or fibers affected thereby as follows: (i) Costs of Unscheduled Maintenance solely to or affecting a conduit or Cable which houses fibers of a single interest holder shall be borne 100% by such interest holder; (ii) Costs of Unscheduled Maintenance to or affecting a conduit which houses multiple innerduct conduits, not including such Costs attributable to the repair or replacement of fiber therein, shall be borne proportionately by the interest holders in each of the affected innerduct conduits based on the ratio that such affected conduit bears to the total number of affected innerduct conduits, and (iii) Costs of Unscheduled Maintenance attributable to the repair or replacement of fiber, including the acquisition, installation, inspection, testing and splicing thereof, shall be borne proportionately by the interest holders in the affected fiber, based on the ratio that the number of affected fibers subject to the interest of each such interest holder bears to the total number of affected fibers. All such Costs, which are allocated to Service Recipient pursuant to the foregoing provisions, shall be the responsibility of and paid by Service Recipient within thirty (30) days after its receipt from Service Provider of an invoice therefor.

      C) Costs. "Costs" means the actual, direct costs paid or payable in accordance with the established accounting procedures generally used by each party, as the case may be, and which its utilizes in billing third parties for reimbursable projects, which costs shall include, without limitation, the following: (i) labor costs, including wages and salaries, benefits and overhead allocable to such labor costs (overhead allocation percentage shall not exceed the lesser of (x) the percentage Service Provider typically allocates to its internal projects or (y) thirty-percent (30%), and (ii) other direct costs and out-of-pocket expenses on a pass-through basis (e.g., equipment, material, supplies, contract services, etc.).

6.    MAINTENANCE WINDOW (MW)

      Scheduled Maintenance, which is reasonably expected to produce any signal discontinuity, must be coordinated between the parties. Generally, this work should be scheduled after 11:00 p.m. and before 7:00 a.m. local time. Major system work, such as fiber rolls and hot cuts, will be scheduled for MW weekends and shall allow work during daylight hours if on a Saturday or Sunday. Service Provider and Service Recipient will agree upon a MW calendar. The intent is to avoid jeopardy work on high-traffic holidays.




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7.    SUBCONTRACTING

      Service Provider may subcontract any of the maintenance services hereunder; provided that Service Provider shall require the subcontractor(s) to perform in accordance with the requirements and procedures set forth herein. The use of any such subcontractor shall not relieve Service Provider of any of its obligations hereunder.






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



                                    EXHIBIT I

                               GUARANTY AGREEMENT

         This Guaranty Agreement (this "Guaranty") is made effective as of March 31, 2000 by Robert R. Crawford, (the "Guarantor"). This Guaranty is being given to Qwest Communications Corporation (the "Creditor") for the benefit of the Creditor and for North American DataCom, Inc., (the "Debtor").

         I. OBLIGATIONS. This Guaranty is given by the Guarantor to induce the Creditor to enter into a Contract labeled "Agreement For Sale of Conduit" (the "Contract") pursuant to which Creditor has agreed to sell fiber optic conduit to Debtor. In consideration therefor, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor guarantees prompt and satisfactory performance of the Contract, in accordance with all of its terms and conditions, by the Debtor, according to the Contract's terms and conditions. The Guarantor shall be liable to the Creditor for all expenses, costs, and damages that the Creditor is entitled to recover from the Debtor, including, to the extent not prohibited by law, all costs and attorney's fees incurred in attempting to realize upon this Guaranty, as provided herein.

         II. DURATION. This is a continuing Guaranty and shall not be revoked by the Guarantor. This Guaranty will remain effective until all obligations guaranteed by this Guaranty are completely discharged.

         III. NOTICE OF DEFAULT. The Creditor shall notify the Guarantor of a default by the Debtor in the Debtor's commitments to the Creditor before proceeding against the Guarantor under this Guaranty.

         IV. CREDITOR PROVISIONS. The Creditor must exercise reasonable diligence to recover monies due or performance owed by the Debtor before seeking to enforce this Guaranty and collect against the Guarantor. If the Guarantor is required to perform in the place of the Debtor, the Guarantor will assume the place of the Creditor in any legal action against the Debtor. This Guaranty is given with the understanding that all Creditor's remedies shall be exhausted before any claim is asserted against the Guarantor for collection of any debt or the performance of the Contract by the Guarantor.

         V. ENTIRE AGREEMENT. This Guaranty contains the entire agreement of the parties with respect to the subject matter of this Guaranty and there are no other promises or conditions in any other agreement, whether oral or written. This Guaranty supersedes any prior written or oral agreements between the parties with respect to the subject matter of this Guaranty.

         VI. AMENDMENT. This Guaranty may be modified or amended, if the amendment is made in writing and is signed by both parties.



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


         VII. SEVERABILITY. If any provision of this Guaranty shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Guaranty is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

         VIII. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Guaranty shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Guaranty.

         IX. APPLICABLE LAW. This Guaranty Shall be governed by the laws of the State of Mississippi.

         X. NON-CIRCUMVENTION. Guarantor shall not seek to circumvent or frustrate the guaranty provided herein by disposing of his assets other than in the normal and ordinary course of business, including but not limited to gifts, bequests and such "non-consideration" transfers of assets to any entity.


Guarantor:





----------------------------------
Robert R. Crawford



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